Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statements on Form F-1 of our report dated April 12, 2011 relating to the consolidated financial statements and financial statement schedule of Top Ships Inc. and subsidiaries (the "Company"), (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus which is part of the Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data", "Selected Financial and Other Data" and "Experts" in such Prospectus.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

May 06, 2011
Athens, Greece